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                                                               Exhibit 99

FOR IMMEDIATE RELEASE                CONTACTS
October 18, 1996                     Mr. John Long
                                     717-534-7641

                                     Mr. Timo Peltola, CEO
                                     Huhtamaki
                                     358-9-6868 8388

                                     Mr. Keijo Suila, President
                                     Leaf Group
                                     31-20-656-2100



            HERSHEY TO ACQUIRE LEAF'S NORTH AMERICAN OPERATIONS
                AND HUHTAMAKI TO ACQUIRE GUBOR AND SPERLARI


HERSHEY, PA -- Hershey Foods Corporation, one of the leading confectionery companies in North America, and Huhtamaki, the international foods company based in Finland, have reached preliminary agreements on brand licensing and acquisitions involving their North American and European confectionery interests.

According to the agreement, Hershey will acquire Huhtamaki's Leaf North America confectionery operations for a purchase price of US $440 million plus a royalty for the license of Leaf's North America confectionery brands from Huhtamaki. Correspondingly, Huhtamaki will acquire Hershey's European confectionery interests, the German praline manufacturer Gubor and the Italian sugar confectionery company Sperlari, for a purchase price of US $110 million. The transaction is expected to be completed by year-end, subject to approval by both companies' boards and by appropriate regulatory authorities.

Hershey Foods estimates the loss on disposal of its two European businesses will be approximately US $45 million, or $.29 per share.

Huhtamaki will retain the ownership of Leaf's North American trademarks, such as Jolly Rancher, Whoppers, Milk Duds, Good & Plenty, PayDay and Heath, and will receive an annual royalty on Hershey's sales of these brands. Leaf's North American confectionery sales in 1995 were US $460 million (which is net of certain promotional expenses), while Gubor and Sperlari had combined net sales of US $210 million.
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"We are excited about this transaction with Huhtamaki," said
Kenneth L. Wolfe, Hershey's Chairman and Chief Executive Officer. "It will allow each company to focus on their respective core markets. The consolidation of Leaf's North American confectionery operations into our current business will allow us to leverage our existing capabilities, to create synergies and to better serve both customers and consumers."

Huhtamaki's Chief Executive Officer Timo Peltola said that the transaction was motivated by shareholder interest. "Leaf's profitability in North America has been lower than in Europe. The same was true for Hershey's European business, compared to their North American levels. The arrangement will result in higher returns for both companies."

Peltola adds: "With the Leaf brands no doubt thriving and generating royalty income in Hershey's capable hands, we can concentrate more resources on building Leaf's growing European and Asian businesses. As such, Gubor and Sperlari will strengthen our European network in an important way."